Exhibit 99

MID-AMERICA APARTMENT COMMUNITIES, INC.

A self-managed Equity REIT

PRESS RELEASE

FROM:	SIMON R. C. WADSWORTH
SUBJECT:	MID-AMERICA ANNOUNCES REDEMPTION OF PREFERRED STOCK
DATE:	JULY 10, 2003

Mid-America Apartment Communities, Inc. to Redeem all Issued and Outstanding Shares

of 9.5% Series A Cumulative Preferred Stock, 1,600,000 Shares of 8 7/8% Series B

Cumulative Preferred Stock, and All Issued and Outstanding Shares of 9 3/8% Series C

Cumulative Redeemable Preferred Stock

MEMPHIS, Tenn. (July 10, 2003) – Mid-America Apartment Communities, Inc. (NYSE:MAA) (the “Company”) today announced that it will redeem for cash all of the issued and outstanding shares of the Company’s 9.5% Series A Cumulative Preferred Stock, 1,600,000 shares of the Company’s 8 7/8% Series B Cumulative Preferred Stock (representing 82.5 % of the 1,938,830 shares outstanding) and all of the issued and outstanding shares of the Company’s 9 3/8% Series C Cumulative Redeemable Preferred Stock (collectively, the “Shares”) on the redemption date of August 12, 2003.

The Company will pay a redemption price for the Shares of $25 per share plus all unpaid accumulated dividends to and including the redemption date. The redemption price will be due and payable in cash to the holders of the Shares on the redemption date. Dividends on the Shares will cease to accrue, and the Shares will no longer be deemed outstanding from and after the redemption date. All rights of the holders of the Shares, except the right to receive the redemption price, will cease on and after the redemption date.

Payment of the redemption price will be made on or after the redemption date, and will be made only upon surrender of a holder’s certificates representing shares of the Series A, B or C Preferred Stock to Wachovia Bank, N.A., NC 1153, Corporate Trust Group, Corporate Actions, 1525 West W.T. Harris Blvd., 3C3, Charlotte, North Carolina 28262-1153.

A redemption notice will be mailed, first class, postage prepaid, on July 11, 2003 to all holders of record of the Shares as of that date. Copies of the redemption notice may be requested from Wachovia Bank, N.A., by calling 800-829-8432.

The redemption price will be paid by the Company from the proceeds of its offering of 5,600,000 shares of 8.30 % Series H Cumulative Redeemable Preferred Stock, which is scheduled to close on August 11, 2003.

Company particulars and periodic commentaries are available on www.maac.net, or by mail upon request to michelle.sargent@maac.net.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of the Company.

Contact:	Simon R.C. Wadsworth
(901) 682-6600

Forward-Looking Statements

The foregoing statements regarding the Company’s intentions with respect to the contemplated redemption and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. The Company’s ability to complete the redemption and other transactions described above successfully is subject to various risks, many of which are outside of its control, including prevailing conditions in the public capital markets and other risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.